Exhibit 99.1

LIVEXLIVE MEDIA ANNOUNCES FISCAL 2021 PRELIMINARY RESULTS,

12th CONSECUTIVE QUARTER OF RECORD REVENUE, AND RAISES FISCAL 2022 GUIDANCE

●	Company Raises Guidance for Fiscal 2022 Revenue to $110 - $120 Million with Adjusted Operating Income* of $6 - $12 Million (Not Including Corporate Overhead)

●	Record Revenue in Fiscal 2021 of $65.2 Million, up 69% year-over-year

●	Record Contribution Margin* in Fiscal 2021 of $16.2 Million, up 177% year-over-year

●	Fiscal 2021 GAAP Loss from Operations was ($29.4) Million, an 18% Improvement

●	Adjusted Operating Loss (“AOL”)* from Operations was ($0.3) Million in Fiscal 2021, an Improvement of $7.7 Million when Compared to Fiscal 2020 AOL* of ($7.9) Million

●	Revenue Streams Diversified in Fiscal 2021 comprised of 51% Subscription and 49% Advertising, Merchandising, Pay-Per-View Tickets and Events, compared to 93% Subscription and 7% Advertising in Fiscal 2020

●	As Compared to Fiscal 2020, Shareholders’ Equity increased by $15.3 Million, Working Capital Increased by $14.4 Million, and Cash Increased by $6.3 Million to $18.8 Million at March 31, 2021. Cash and Cash Equivalents as of June 25, 2021 was Approximately $25 Million

●	For the 4th Quarter ended March 31, 2021 (“4th Quarter”), Revenue Increased 113% year-over-year to a record $21.0 Million while Contribution Margin* Increased 108% to a Record $4.6 Million and GAAP Loss from Operations was ($8.8) Million, an 12% Increase from Q4 2020

●	Revenue Streams Diversified in 4th Quarter of Fiscal 2021 comprised of 41% Subscription and 59% Advertising, Merchandising, Pay-Per-View Tickets and Events, compared to 94% Subscription and 6% Advertising in 4th Quarter of Fiscal 2020

●	Paid subscribers as of March 31, 2021 increased 27% to 1,073,000**, a net increase of approximately 225,000 as compared to 848,000 subscribers at March 31, 2020. Monthly average revenue per user was $3.48** for the 4th Quarter of Fiscal 2021. Paid subscribers as of June 15, 2021 increased to over 1,100,000** as to compared to 857,000 a year ago

Los Angeles, CA – June 28, 2021 – LiveXLive Media, Inc. (Nasdaq: LIVX) (“LiveXLive”), a global platform for live stream and on-demand audio, video and podcast content in music, comedy and pop culture, and owner of PodcastOne, Slacker Radio, React Presents and Custom Personalization Solutions (“CPS”), announced today record revenue and contribution margin* for its fourth fiscal quarter and year ended March 31, 2021.

In fiscal 2021, LiveXLive posted record revenue of $65.2 million, as well as record contribution margin* of $16.2 million. The increases were driven by growth in advertising, merchandising, pay-per-view (“PPV”) and sponsorship revenue. On a U.S. GAAP basis, LiveXLive recorded a loss from operations of ($29.4) million and a net loss of ($41.8) million. On a non-GAAP basis, Adjusted Operating Loss (“AOL”)* narrowed to ($5.8) million from ($12.6) million in fiscal 2020.

LiveXLive’s CEO and Chairman, Robert Ellin, commented, “Despite tremendous headwinds in calendar 2020 due to COVID 19, we managed record financial results across nearly all operating metrics. We were able to complete two extremely additive and accretive acquisitions – PodcastOne and our new merchandise company, CPS, which rounds out our flywheel of associated businesses. With the imminent return of live music events, we expect an increase in revenue from nearly every aspect of our flywheel – live ticket sales, live stream, pay-per-view, advertising, sponsorship, NFTs, and specialty merchandise.”

Mr. Ellin continued, “We are building long term, sustainable, valuable franchises in audio music, podcasting, OTT, pay-per-view and live streaming.”

Recent Highlights

●	LiveXLive’s production of the inaugural live PPV of the Social Gloves: Battle of the Platforms event delivered over 3.5 billion total impressions and Social Gloves drove over 8,000 new paid subscribers of the LiveXLive app.

●	Since launching its PPV platform, LiveXLive has generated approximately $16 million in PPV packages, sponsorships, and merchandise sales in the current calendar year.

●	As previously announced in January 2021, with the assistance of J.P. Morgan, LiveXLive is continuing a process to explore strategic alternatives in order to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveXLive’s efforts will result in a specific transaction or any particular outcome or its timing.

●	During fiscal year 2021, LiveXLive livestreamed 146 live music events and 1,781 artists across the LiveXLive platform, generating over 149 million live views.

●	LiveXLive’s 24-hour linear OTT streaming channel reaches over 294 million people on Amazon Fire, Roku, Apple TV, SLING, Xumo, and ReachTV, Consumable TV streaming original content, artist interviews, concerts, festivals, ancillary event-related content, and short-form video content from around the world.

●	** Paid subscribers as of March 31, 2021 increased to 1,073,000 as compared to 848,000 subscribers at March 31, 2020 and paid subscribers as of June 15, 2021 increased to over 1,100,000 as compared to 857,000 a year ago. Included in the total number as of March 31, 2021 and June 15, 2021 are certain subscribers which are the subject of a contractual dispute. LiveXLive is currently not recognizing revenue related to these subscribers. Monthly average revenue per user was $3.48 for the 4th Quarter of Fiscal 2021.

●	PodcastOne had over 2.27 billion podcast downloads in Fiscal 2021 and its franchise of exclusive shows has now grown to more than 235 and now produces more than 300 podcast episodes per week. Total social media reach across the exclusive talent roster of PodcastOne now exceeds 282 million.

●	Engagements within LiveXLive’s social media channels garnered a triple-digit year-over-year increase with total engagements up over 20% and average engagements per post up 25%.

●	Announced in December 2020, LiveXLive’s board of directors authorized the repurchase up to two million shares of LiveXLive’s outstanding common stock from time to time, subject to certain compliance with applicable laws and regulations.

●	In June 2021, LiveXLive entered into a new two-year $7 Million secured revolving credit facility with East West Bank that will bear interest at the Prime Rate plus 0.5%. Cash and cash equivalents as of June 25, 2021 was approximately $25 Million.

Fourth Quarter 2021 and 2020 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Revenue	$21.0	$9.9
Operating Loss	$(8.8)	$(7.9)
Adjusted Operating Loss*	$(2.5)	$(2.2)
Total Other Income (Expense), Net	$(6.9)	$(0.8)
Net Loss	$(15.4)	$(8.5)
Loss per share - basic and diluted	$(0.20)	$(0.15)

Fourth Quarter 2021 Results Summary Discussion

For the Q4 fiscal 2021, LiveXLive posted record revenue of $21.0 million versus $9.9 million. The increase was largely due to the growth in advertising and sponsorship revenue driven by the acquisition of PodcastOne as well as merchandising revenue from the acquisition of CPS, offset by a decrease in subscription revenue as a result of certain subscribers subject to a contractual dispute with an OEM. Paid subscribers as of March 31, 2021 increased 27% to 1,073,000, a net increase of approximately 225,000 as compared to 848,000 million subscribers at March 31, 2020. Included in the total number as of March 31, 2021 are certain subscribers which are the subject of a contractual dispute. LiveXLive is currently not recognizing revenue related to these subscribers.  Monthly average revenue per user was $3.48 as of March 31, 2021.

LiveXLive live streamed 37 live events during Q4 fiscal 2021, as compared to 14 in Q4 fiscal 2020, significantly reduced the cost per event, and made incremental investments of $0.7 million to drive long-term growth in its live event franchises.

Q4 fiscal 2021 Operating Loss of ($8.8) million was higher as compared to a ($7.9) million Operating Loss in Q4 fiscal 2020. The $0.9 million increase was largely driven by increased operating expenses of $2.9 million, primarily as a result of higher sales and marketing costs related to live events.

Q4 fiscal 2021 AOL* of ($2.5) million increased by 14%, or $0.3 million when compared to Q4 fiscal 2020 AOL* of ($2.2) million. Q4 fiscal 2021 AOL* was comprised of Operations AOL* of ($1.1) million and Corporate loss of ($1.4) million. The Operations AOL* of ($1.1) million was driven by a marketing campaign which impacted operating results by approximately $1.0 million along with investments of $0.7 million in our live events franchises during the quarter.

Capital expenditures for Q4 fiscal 2021 totaled approximately $1.0 million, which were largely driven by capitalized software costs associated with development of our integrated music player and pay-per-view services.

At March 31, 2021, LiveXLive had $18.8 million in cash and cash equivalents, which includes restricted cash of $0.1 million. In June 2021, LiveXLive entered into a secured revolving credit facility with East West Bank with a borrowing capacity of up to $7.0 million. In connection with this credit facility, the holders of LiveXLive’s 8.5% Senior Secured Convertible Notes agreed to extend the maturity date of their notes to June 3, 2023 and subordinate their security interest in all of the Company’s assets.

Subsequent to March 31, 2021, LiveXLive received notification from its lenders under the Small Business Administration’s Payroll Protection Program (“PPP”) that the entire balance of the approximately $2.5 million of PPP loans were forgiven.

The Company is in process of finalizing the accounting of its recent acquisition, Customized Personalization Solutions (“CPS”), which was acquired in December 2020, as a result, the Company will file an extension for its Annual Report on Form 10-K for the year ended March 31, 2021. The Company’s financial results and guidance may be subject to change based on the outcome of this process.

The Company expects that it will finalize its financial statements and file the related Annual Report as soon as practicable within the extension period.

About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the “Company”) (pronounced Live “by ‘‘Live) is a global talent-first, interactive music, sports, and entertainment subscription platform delivering premium content and livestreams from the world’s top artists. The Company has streamed over 1,800 artists since January 2020, a library featuring close to 30 million songs, 500 expertly curated radio stations, 235 podcasts/vodcasts, hundreds of pay-per-views, personalized merchandise, an NFT business, and has created a valuable connection between brands, fans, and bands. LiveXLive Media’s other major wholly-owned subsidiaries are LiveXLive, Slacker Radio, React Presents, Custom Personalization Solutions, and PodcastOne, which generates more than 2.27 billion downloads per year 300+ episodes distributed per week across a stable of hundreds of top podcasts. The combination of acquisitions and the expansion of products and franchises have secured LiveXLive as a top-rated music, entertainment and media services company. LiveXLive is available on iOS, Android, Roku, Apple TV, and Amazon Fire, and through OTT, STIRR, Sling, and XUMO, in addition to its app, online website, and social channels. For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok, and Twitter at @livexlive.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss), Adjusted Operating Income (“AOI”) and Adjusted Operating Loss (“AOL”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and AOL to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOL is not calculated or presented in accordance with GAAP. A limitation of the use of AOL as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOL should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOL as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. AOI/AOL is defined as operating income (loss) before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense.  Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2021 AOL and full year 2022 AOI from Operations, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from AOL and AOI. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Certain statements contained in this earnings release (or otherwise made by us or on our behalf from time to time in other reports, filings with the U.S. Securities and Exchange Commission (the “SEC”), news releases, conferences, internet postings or otherwise) that are not statements of historical fact constitute “forward-looking statements” notwithstanding that such statements are not specifically identified. These forward-looking statements relate to our expectations or forecasts for future events, including without limitation our earnings, revenues, expenses, Adjusted Operating Income, Adjusted Operating Loss, Contribution Margin (Loss), capital expenditures or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “hope,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are not guarantees of future performance and are based on information available to us as of the date of this release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, risks and uncertainties, including: our reliance on one key customer for a substantial percentage of its revenue; our ability to consummate any proposed financing, acquisitions or transaction and the timing of the closing of such proposed event, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of any proposed financing, acquisition or transaction will not occur or whether such event will enhance shareholder value; our ability to continue as a going concern; our ability to attract, maintain and increase the number of its users and paid subscribers, as well as our ability to recognize revenue for those subscribers which are the subject of a contractual dispute; us identifying, acquiring, securing and developing content; our intent to repurchase shares of our common stock from time to time under our announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; our ability to maintain compliance with certain financial and other covenants; successfully implementing our growth strategy, including relating to our technology platforms and applications; ability to integrate our acquired businesses and the ability of the combined businesses to grow; the ability of our executive officers to manage expected growth profitably; the outcome(s) of any legal proceedings pending or that may be instituted against us, our subsidiaries or third parties to whom we may owe indemnification obligations; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the music and live streaming space; our ability to capitalize on investments in developing our service offerings, including the LiveXLive app to deliver and develop upon current and future technologies; significant product development expenses associated with our technology initiatives; our ability to deliver end-to-end network performance sufficient to meet increasing customer demands; our ability to timely and economically obtain necessary approval(s), releases and or licenses on a timely basis for the use of music content on our service platform; our ability to obtain and maintain international authorizations to operate its service over the proper foreign jurisdictions its customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively produce, identify and or deliver compelling content that brands will advertise on and or customers will purchase and or subscribe to across our platform; the effects of the global Covid-19 pandemic; general economic and technological circumstances in the music and livestreaming digital markets; our ability to obtain and maintain licenses for content used on legacy music platforms; the loss of, or failure to realize benefits from, agreements with our music labels, publishers and partners; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand its domestic or international operations, including our ability to grow our business with current and potential future music labels, festivals, publishers, or partners; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our business plans and technology roadmap or our plans of expansion in North America and internationally; fluctuation in our operating results; the demand for live and music streaming services and market acceptance for our products and services; our incurrence of additional indebtedness in the future; our compliance with the covenants in our senior notes; risks and uncertainties applicable to the businesses of our subsidiaries and other risks, uncertainties and factors, including, but not limited to, those described in our 2020 Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 26, 2020, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on February 16, 2021, and in our other filings with the SEC. The forward-looking statements contained in this press release speak only as of the date the statements were made. We do not undertake any obligation to update these forward-looking statements, unless required by law. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

LiveXLive IR Contact:

310.601.2500

ir@livexlive.com

Financial Information

The tables below present financial results for the three and twelve months ended March 31, 2021 and 2020.

LiveXLive Media, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020

Revenue:	$21,041	$9,879	$65,230	$38,659

Operating expenses:
Cost of sales	16,462	7,682	48,987	32,786
Sales and marketing	3,033	1,053	9,517	6,255
Product development	2,772	3,085	9,680	10,767
General and administrative	6,071	4,719	20,831	19,120
Amortization of intangible assets	1,528	1,229	5,585	5,726
Total operating expenses	29,866	17,768	94,600	74,654
Loss from operations	(8,825)	(7,889)	(29,370)	(35,995)

Other income (expense):
Interest expense, net	(1,207)	(1,038)	(5,303)	(3,738)
Loss on extinguishment of debt	(3,692)	-	(5,180)	-
Other income (expense)	(1,993)	201	(2,312)	614
Total other expense, net	(6,892)	(837)	(12,795)	(3,124)

Loss before income tax benefit	(15,717)	(8,726)	(42,165)	(39,119)

Income tax benefit	(350)	(192)	(345)	(192)
Net loss	$(15,367)	$(8,534)	$(41,820)	$(38,927)

Net loss per share – basic and diluted	$(0.20)	$(0.15)	$(0.61)	$(0.69)
Weighted average common shares – basic and diluted	75,638,949	58,670,584	69,040,055	56,206,107

LiveXLive Media, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31,	March 31,
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$18,635	$5,702
Restricted cash	135	6,735
Accounts receivable, net	10,567	3,889
Prepaid expense and other assets	3,366	1,396
Inventories	2,568	-
Total Current Assets	35,271	17,722
Property and equipment, net	4,367	3,397
Goodwill	22,619	9,672
Intangible assets, net	22,468	23,198
Other assets	1,044	127
Total Assets	$85,769	$54,116

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$32,646	$30,723
Accrued royalties	12,349	13,071
Notes payable, net	2,729	331
Deferred revenue	1,262	949
Senior secured convertible debentures, net	-	2,720
Unsecured convertible notes, net	1,976
Total Current Liabilities	50,962	47,794
Senior secured convertible debentures, net	-	6,505
Unsecured convertible notes, net	5,501	6,794
Senior secured convertible notes, net	13,047	-
Notes payable, net	885	-
Lease liabilities, noncurrent	742	45
Due to music partner	3,937	-
Other long-term liabilities	2,422	-
Deferred income taxes	137	108
Total Liabilities	77,633	61,246

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 76,807,898 and 58,984,382 shares issued and outstanding, respectively	77	59
Additional paid in capital	178,000	120,932
Accumulated deficit	(169,941)	(128,121)
Total stockholders’ equity (deficit)	8,136	(7,130)
Total Liabilities and Stockholders’ Equity (Deficit)	$85,769	$54,116

LiveXLive Media, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Adjusted Operating Loss* Reconciliation (Unaudited)

(In thousands)

	Contribution Margin	Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs(1)	Other Non- Operating Costs(2)	Adjusted Operating Loss*
Three Months Ended March 31, 2021
Operations	$4,579	$(5,552)	$2,388	$1,944	$-	$142	$(1,078)
Corporate	-	(3,273)	7	1,305	-	584	(1,377)
Total	$4,579	$(8,825)	$2,395	$3,249	$-	$726	$(2,455)

Three Months Ended March 31, 2020
Operations	$2,197	$(4,805)	$1,863	$1,714	$-	$141	$(1,087)
Corporate	-	(3,084)	-	1,501	-	444	(1,139)
Total	$2,197	$(7,889)	$1,863	$3,215	$-	$585	$(2,226)

	Contribution Margin	Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs(1)	Other Non- Operating Costs(2)	Adjusted Operating Loss*
Twelve Months Ended March 31, 2021
Operations	$16,243	$(16,209)	$8,756	$6,093	$-	$1,107	$(253)
Corporate	-	(13,161)	14	5,189	421	1,950	(5,587)
Total	$16,243	$(29,370)	$8,770	$11,282	$421	$3,057	$(5,840)

Twelve Months Ended March 31, 2020
Operations	$5,873	$(22,558)	$8,017	$6,184	$-	$387	$(7,970)
Corporate	-	(13,437)	3	5,843	-	2,913	(4,678)
Total	$5,873	$(35,995)	$8,020	$12,027	$-	$3,300	$(12,648)

(1)	Non-Recurring Acquisition and Realignment Costs principally include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period.

(2)	Other Non-Operating Costs principally include certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

*	See the definition of Adjusted Operating Loss under “About Non-GAAP Financial Measures” within this release.

LiveXLive Media, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020

Revenue	$21,041	$9,879	$65,230	$38,659

Less: Cost of Sales	(16,462)	(7,682)	(48,987)	(32,786)

Contribution Margin*	$4,579	$2,197	$16,243	$5,873

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

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